EXHIBIT (H) (VII) UNDER FORM N-1A
                                            EXHIBIT (10) UNDER ITEM 601/REG. S-K

                                   BBH TRUST
                         ELIGIBLE INSTITUTION AGREEMENT


      AGREEMENT, dated                     , 2007, by and between BBH TRUST (the
"Trust"), a Delaware statutory trust having its principal place of business at 140 Broadway, New York, NY 10005, and BROWN BROTHERS HARRIMAN & CO. (the "Financial Institution"), a New York limited partnership, having its principal place of business at 140 Broadway, New York, New York 10005, as an eligible institution hereunder (the "Agent");

                              W I T N E S S E T H:

      WHEREAS, the Trust's shares (the "Shares"), are divided into separate series (each, a "Fund"); and

      WHEREAS, all transactions in Shares of any Fund may be made by investors who are customers of, and using the services of, a financial institution as defined in the then-current prospectus(es) of the Funds, which has entered into an eligible institution agreement with the Trust; and

      WHEREAS, the Financial Institution wishes to make it possible for its customers (the "Customers"), to purchase Shares and wishes to act as the Customers' agent in performing certain administrative functions in connection with purchases and redemptions of Shares from time to time upon the order of Customers and to provide related services to its Customers in connection with their investments in the Funds; and

      WHEREAS, it is in the interest of the Trust to make the services of the Agent available to Customers who are or may become shareholders of the Funds;

      NOW, THEREFORE, the Trust and the Financial Institution hereby agree as follows:

      1. Appointment. The Financial Institution, as Agent, hereby agrees to perform certain services for Customers as hereinafter set forth. The Agent's appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, the Trust may enter into other eligible institution agreements, in writing, with other financial institutions.





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      2.  Service to Be Performed.

      2.1. Type of Service. The Agent shall be responsible for performing shareholder account, administrative and servicing functions, which shall include without limitation:

      (a) answering Customer inquiries regarding account status and history, the manner in which purchases and redemptions of Shares may be effected, and certain other matters pertaining to the Funds; (b) assisting Customers in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records enabling the Agent to hold, as agent, its Customers' shares in the name of the Agent or its nominee on the shareholder records of the Trust;
(d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with Customer orders to purchase or redeem Shares; (g) providing periodic statements showing a Customer's account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through the Financial Institution; (h) furnishing (either separately or on an integrated basis with other reports sent to a Customer by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in a Customer's account; (i) transmitting proxy statements, annual reports, updated prospectuses and other communications from the Trust to Customers; (j) receiving, tabulating and transmitting to the Trust proxies executed by Customers with respect to annual and special meetings of shareholders of the Funds; and (k) providing such other related services as the Trust or a Customer may reasonably request. The Agent shall provide all personnel and facilities to perform the functions described in this paragraph with respect to its Customers.

      2.2. Standard of Services. All services to be rendered by the Agent hereunder shall be performed in a professional, competent and timely manner.
The details of the operating standards and procedures to be followed by the Agent in performance of the services described above shall be determined from time to time by agreement between the Agent and the Trust. The Trust acknowledges that the Agent's ability to perform on a timely basis certain of its obligations under this Agreement depends upon the Trust's timely delivery of certain materials and/or information to the Agent. The Trust agrees to use its best efforts to provide such materials to the Agent in a timely manner.

      3.  Fees.

      3.1.  Fees from the Funds.  In consideration for the services described in
Section 2 hereof and the incurring of expenses in connection therewith, the Agent shall receive from each Fund fees as identified in Appendix A hereto.
Such fees are to be paid in arrears monthly at an annual rate of a percentage of the average daily net assets of such Fund represented by Shares owned during the period for which payment is being made by Customers for whom the Agent is the holder or agent of record. For purposes of determining the fees payable to the Agent hereunder, the value of each Fund's net assets shall be computed in the manner specified in each Fund's then-current prospectus for the computation of the net asset value of that Fund's shares. The above fees constitute all fees to be paid to the Agent from the Funds with respect to the transactions contemplated hereby. To the extent required by applicable rules and regulations of the Securities and Exchange Commission, the Trust shall make written disclosure of the fees paid or to be paid to the Agent pursuant to this Section
3.1 of this Agreement.

      3.2. Fees from Customers. It is agreed that the Financial Institution may impose certain conditions on Customers, in addition to or different from those imposed by the Trust, such as requiring a larger minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by the Financial Institution as Agent (which fees may either relate specifically to the Financial Institution's services with respect to the Funds or generally cover services not limited to those with respect to the Funds); provided, however, that the Financial Institution may not charge Customers any direct fee which would constitute a "sales load" within the meaning of Section 2(a)(35) of the Investment Company Act of 1940, as amended (the "1940 Act"). The Financial Institution shall bill Customers directly for such fees. In the event the Financial Institution charges Customers such fees, it shall notify the Trust in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers of any such fees charged to the Customer. It is understood, however, that in no event shall the Financial Institution have recourse or access as Agent or otherwise to the account of any shareholder of a Fund except to the extent expressly authorized by law or by such shareholder, or to any assets of the Funds, for payment of any direct fees referred to in this Section 3.2.

      4. Information Pertaining to the Shares. The Agent and its officers, employees and agents are not authorized to make any representations concerning the Funds or the Shares to Customers or prospective Customers, excepting only accurate communication of any information provided by or on behalf of any administrator of the Trust or any distributor of the Shares or any factual information contained in a then-current Fund prospectus. In furnishing such information regarding the Funds or the Shares, the Agent shall act as agent for the Customer only and shall have no authority to act as agent for the Trust. Advance copies or proofs of all materials which are generally circulated or disseminated by the Agent to Customers or prospective Customers which identify or describe the Funds shall be provided to the Trust at least 10 days prior to such circulation or dissemination (unless the Trust consents in writing to a shorter period), and such materials shall not be circulated or disseminated or further circulated or disseminated at any time after the Trust shall have given written notice to the Agent of any objection thereto.

      Nothing in this Section 4 shall be construed to make the Trust liable for the use (as opposed to the accuracy) of any information about the Funds which is disseminated by the Agent.

      5. Use of the Agent's Name. The Trust shall not use the name of the Agent (the Financial Institution or any of its affiliates or subsidiaries) in any prospectus, sales literature or other material relating to the Funds in a manner not approved by the Agent prior thereto in writing; provided, however, that the approval of the Agent shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

      6. Use of the Trust's Name. The Agent shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided, however, that the approval of the Trust shall not be required for the use of the name of a Fund or the Trust in connection with communications permitted by Section 4 hereof or (subject to Section 4, to the extent the same may be applicable) for any use of the name of a Fund or the Trust which merely refers in accurate and factual terms to the Trust or any Fund in connection with the Agent's role hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

      7.  Record Keeping.

      7.1. Section 31(a). The Agent shall maintain records in a form acceptable to the Trust and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of Section 31(a) of the 1940 Act and the rules thereunder. Such records shall be deemed to be the property of the Trust and will be made available, at the Trust's request, for inspection and use by the Trust, representatives of the Trust and governmental authorities. The Agent agrees that, for so long as it retains any records of the Trust, it will meet all reporting requirements pursuant to the 1940 Act and applicable to the Agent with respect to such records.

      7.2. Rules 17a-3 and 17a-4. The Agent shall maintain accurate and complete records with respect to services performed by the Agent in connection with the purchase and redemption of Shares. Such records shall be maintained in a form reasonably acceptable to the Trust and in compliance with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, pursuant to which any dealer of the Shares must maintain certain records. All such records maintained by the Agent shall be the property of such dealer and will be made available for inspection and use by the Trust or such dealer upon the request of either. The Agent shall file with the Securities and Exchange Commission and other appropriate governmental authorities, and furnish to the Trust and any such dealer copies of, all reports and undertakings as may be reasonably requested by the Trust or such dealer in order to comply with the said rules. If so requested by any such dealer, the Agent shall confirm to such dealer its obligations under this Section 7.2 by a writing reasonably satisfactory to such dealer.





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       7.3.  Identification, Etc. of Records.  The Trust shall from time to time instruct the Agent in writing as to, and the Trust and the Agent shall periodically review, the records to be maintained and the procedures to be followed by the Agent in complying with the foregoing Sections 7.1 and 7.2 and the Agent shall be entitled to rely on such instructions.

      7.4. Transfer of Customer Data. In the event this Agreement is terminated or a successor to the Agent is appointed, the Agent shall, at the expense of the Trust, transfer to such designee as the Trust may direct a certified list of the shareholders of the Trust serviced by the Agent (with name, address and tax identification or Social Security number), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Agent under this Agreement. In the event this Agreement is terminated, the Agent will use its best efforts to cooperate in the orderly transfer of such duties and responsibilities, including assistance in the establishment of books, records and other data by the successor.

      7.5. Survival of Record-Keeping Obligations. The record-keeping obligations imposed in this Section 7 shall survive the termination of this Agreement for a period of three years.

      7.6. Obligations Pursuant to Agreement Only. Nothing in this Section 7 shall be construed to mean that the Agent would, by virtue of its role hereunder, be required under applicable law to maintain the records required to be maintained by it under this Section 7, but it is understood that the Agent has agreed to do so in order to enable the Trust and its dealer or dealers to comply with laws and regulations applicable to them.

      7.7. Agent's Rights to Copy Records. Anything in this Section 7 to the contrary notwithstanding, except to the extent otherwise prohibited by law, the Agent shall have the right to copy, maintain and use any records maintained by the Agent pursuant to this Section 7, except as otherwise prohibited by Sections 4 and 6 hereof.

      8. Force Majeure. The Agent shall not be liable or responsible for delays or errors by reason of circumstances beyond its reasonable control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.

      9.  Indemnification.

      9.1. Indemnification of the Agent. The Trust will indemnify and hold the Agent harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with misstatements or omissions in a Fund's Prospectus, actions or inactions by the Trust or any of its agents or contractors or the performance of the Agent's obligations hereunder, and (b) not resulting from the gross negligence or willful misconduct of the Agent, its officers, employees or agents. Notwithstanding anything herein to the contrary, the Trust will indemnify and hold the Agent harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of its acting in accordance with any written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Trust, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by the Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Trust, excepting only the gross negligence or willful misconduct of the Agent.

      In any case in which the Trust may be asked to indemnify or hold the Agent harmless, the Trust shall be advised of all pertinent facts concerning the situation in question and the Agent shall use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend the Agent against any Claim which may be the subject of indemnification hereunder. In the event that the Trust elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Trust and reasonably satisfactory to the Agent. The Agent may retain additional counsel at its expense. Except with the prior written consent of the Trust, the Agent shall not confess any Claim or make any compromise in any case in which the Trust will be asked to indemnify the Agent.

      9.2. Indemnification of the Trust. Without limiting the rights of the Trust under applicable law, the Agent will indemnify and hold the Trust harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any Claim (a) resulting from gross negligence or willful misconduct of the Agent, its officers, employees or agents, and (b) not resulting from the Agent's actions in accordance with written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Trust, or in reliance upon any instrument or stock certificate reasonably believed by the Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Trust.
      In any case in which the Agent may be asked to indemnify or hold the Trust harmless, the Agent shall be advised of all pertinent facts concerning the situation in question and the Trust shall use reasonable care to identify and notify the Agent promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Agent. The Agent shall have the option to defend the Trust against any Claim which may be the subject of indemnification hereunder. In the event that the Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Agent and reasonably satisfactory to the Trust. The Trust may retain additional counsel at its expense. Except with the prior written consent of the Agent, the Trust shall not confess any Claim or make any compromise in any case in which the Agent will be asked to indemnify the Trust.

      9.3. Survival of Indemnities. The indemnities granted by the parties in this Section 9 shall survive the termination of this Agreement.





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      10.  Notices.  All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in the preamble of this Agreement or at such other address as such party may have designated by written notice to the other.

      11. Termination. This Agreement may be terminated by the Trust, without the payment of any penalty, at any time on 60 days' notice, by a vote of a majority of the Board of Directors of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act), or by "a vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Trust. The Agent may terminate this Agreement on 60 days' notice to the Trust. Upon termination hereof, the Trust shall pay such compensation as may be due the Agent as of the date of such termination.

      12. Changes; Amendments. This Agreement may be changed or amended only by written instrument signed by both parties.

      13. Authority to Vote. The Trust hereby confirms that at any meeting of shareholders of the Trust or of any Fund, the Agent is authorized to vote any Shares held in accounts serviced by the Agent and which are otherwise not represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by holders of all Shares otherwise represented at the meeting in person or by proxy and held in accounts serviced by the Agent.

      14. Shareholder Updates. The Trust shall give the Agent advance written notice of any change in the Trust's place of incorporation, mailing address, management, investment objectives, fees or redemption rights. The Trust shall give such advance notice to the owners of Shares to the extent required by federal securities laws or the rules and regulations of the Securities and Exchange Commission.

      15. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.




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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                     BBH TRUST



                                     By:
                                     Name:
                                     Title:

                                     BROWN BROTHERS HARRIMAN & CO.


                                     By:
                                     Name:
                                     Title:





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                                                                      APPENDIX A

                                   BBH TRUST
                ELIGIBLE INSTITUTION AGREEMENT ANNUAL FEE RATES
                                (AS OF  , 2007)


Fund:                                            Annual Fee Rate:


BBH Real Return Fund - Class N                         0.25%

BBH Core Select - Class N                              0.25%

BBH Broad Market Fund - Class N                        0.25%

BBH International Equity Fund - Class N                0.25%